                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                    K2 INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                     K2 INC.
A
                     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                   MAY 7, 1998

TO THE SHAREHOLDERS OF K2 INC.:

    You are cordially invited to attend our Annual Meeting to be held at the Company's main office, 4900 South Eastern Avenue, Los Angeles, California on Thursday, May 7, 1998 at 10:00 a.m. (local time).

    The ANNUAL MEETING will be held for the following purposes:

        1.  To elect three directors to serve for a term of three years.

        2. To ratify the selection of Ernst & Young LLP as independent auditors for 1998.

        3. To transact such other business as may properly come before the meeting or any adjournments thereof.

    Only shareholders of record at the close of business on March 31, 1998 are entitled to notice of the meeting and to vote at it or any adjournments thereof.

    If it is convenient for you to do so, we hope you will attend the meeting. If you cannot, and wish your stock to be voted, we urge you to fill out the enclosed proxy card and return it to us in the envelope provided. No additional postage is required.

                                          /s/ Richard Rodstein

                                          RICHARD M. RODSTEIN
                                          PRESIDENT AND
                                          CHIEF EXECUTIVE OFFICER

LOS ANGELES, CALIFORNIA
APRIL 3, 1998

--------------------------------------------------------------------------------

              PLEASE DATE AND SIGN THE ACCOMPANYING PROXY CARD AND
               MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

                                    K2 INC.
A
                           4900 SOUTH EASTERN AVENUE
                         LOS ANGELES, CALIFORNIA 90040
                                       --

                                PROXY STATEMENT
                                ---------------

    The enclosed proxy is solicited by the Board of Directors of K2 Inc. (the "Company"). It may be revoked at any time before it is exercised by delivering a written notice to the Secretary of the Company stating that the proxy is revoked, by executing a subsequent proxy and presenting it to the Secretary of the Company or by attending the annual meeting and voting in person. Only shareholders of record at the close of business on March 31, 1998 will be entitled to notice of and to vote at the annual meeting. As of that date, the Company had outstanding 16,538,321 shares of Common Stock, each share entitled to one vote. It is anticipated that the mailing to shareholders of this Proxy Statement and the enclosed proxy will commence on or about April 3, 1998.

    Proxies will be solicited by mail, telephone or telegram and may be personally solicited by directors, officers and other employees of the Company and by Morrow & Co., 909 Third Avenue, New York, New York, which has been engaged for a fee of $6,500 plus expenses for this purpose. The cost of soliciting proxies will be borne by the Company.

    Both abstentions and broker non-votes are counted for purposes of determining the presence or absence at the annual meeting of a quorum for the transaction of business, but shares represented by broker non-votes on a matter submitted to shareholders are not considered present and entitled to vote on that matter. Directors will be elected by plurality vote of the shares present and entitled to vote. The ratification of the selection of independent auditors will require the affirmative vote of a majority of the shares present and entitled to vote. Consequently, broker non-votes will have no effect, but abstentions will have the effect of a vote against such ratification.

                             ELECTION OF DIRECTORS

    Under the Certificate of Incorporation of the Company, the Board of Directors is divided into three classes, each having a three-year term, with the term of office of one of the classes expiring each year. Proxies solicited herewith will be voted for election to the Board of Directors of the nominees named below (unless authority to vote for one or more such nominees is withheld), to serve until the 2001 annual meeting of shareholders and until their successors are elected and qualified. While the Board of Directors has no reason to believe that any of those named will not be available as a candidate, should such a situation arise the proxy may be voted for the election of other nominees as directors in the discretion of the persons acting pursuant to the proxy. Directors will be elected by plurality vote.

    Certain information concerning the nominees and each director whose term of office will continue after the 1998 annual meeting is set forth below:

                  NOMINEES FOR ELECTION AT THE ANNUAL MEETING
                      FOR TERM OF OFFICE EXPIRING IN 2001

SUSAN E. ENGEL                                               Director since 1996

    Ms. Engel, 50, has been Chairwoman of the Board, President and Chief Executive Officer of Department 56, Inc., a marketer of collectibles and specialty giftware, since September 1997. Ms. Engel was its president and chief executive officer from November 1996 to August 1997, and from September 1994 to November 1996 she was its president and chief operating officer. From October 1991 through September 1993, Ms. Engel was president and chief executive officer of Champion Products, Inc., a marketer and manufacturer of authentic athletic apparel and a division of Sara Lee Corporation. Prior to Champion, Ms. Engel was a management consulting vice president and eastern retail practice leader for Booz, Allen and Hamilton, a general consulting firm. Ms. Engel is a member of the board of directors of The Penn Traffic Company, a northeast supermarket chain, and Piper Jaffray Inc., a retail stock broker.

WILFORD D. GODBOLD, JR.

    Mr. Godbold, 59, has served as President and Chief Executive Officer of ZERO Corporation, which provides packaging and climate control products to the telecommunications, instrumentation and data processing markets, since 1984, and for the two prior years he served as chief operating officer of ZERO Corporation. From 1966 through 1982 he was an attorney with the law firm of Gibson, Dunn & Crutcher LLP in Los Angeles, serving as a Partner from 1973. Mr. Godbold serves as a member of the board of directors of Pacific Enterprises, parent of Southern California Gas Company, a public utility, and Santa Fe Pacific Pipeline Partners, one of the largest refined petroleum product pipelines in the United States.

RICHARD M. RODSTEIN                                          Director since 1995

    Mr. Rodstein, 43, has been President and Chief Executive Officer of the Company since 1996. Mr. Rodstein was president and chief operating officer of the Company from 1990 to 1995 and has held various executive positions with the Company since joining it in 1983. Prior to 1983, Mr. Rodstein was a certified public accountant with Ernst & Young LLP, an international auditing and consulting firm.

                         DIRECTORS CONTINUING IN OFFICE
                      FOR TERM OF OFFICE EXPIRING IN 2000

BERNARD I. FORESTER                                          Director since 1966

    Mr. Forester, 70, is Chairman of the Board of the Company. From January 1, 1973 through December 31, 1995, Mr. Forester served as Chief Executive Officer of the Company. Mr. Forester additionally served as its president from 1967 through 1975 and 1979 through 1989. Prior to 1966, Mr. Forester was chief financial officer and a director of Republic Corporation and prior to that was a certified public accountant with Price Waterhouse LLP, an international auditing and consulting firm.

RICHARD J. HECKMANN                                          Director since 1997

    Mr. Heckmann, 54, has served as Chairman of the Board, President and Chief Executive Officer of United States Filter Corporation, a worldwide provider of water and wastewater treatment systems and services, since 1990. Mr. Heckmann was a director and the owner of Smith Goggles until its sale in 1996. Prior to joining U.S. Filter, Mr. Heckmann was a senior vice president at Prudential-Bache Securities, served as associate administrator for finance and investment of the Small Business Administration in Washington, D.C. and was the founder and chairman of the board of Tower Scientific Corporation. Mr. Heckmann is a member of the board of directors of USA Waste Sciences, Inc., a non-hazardous solid waste management company, and United Rentals, Inc., a national equipment rental organization.

STEWART M. KASEN                                             Director since 1997

    Mr. Kasen, 58, has served as Chairman of the Board of Factory Card Outlet Corp. since 1997. In April 1996, he retired as chairman, president and chief executive officer of Best Products., Inc., a catalog showroom chain of retail stores and nationwide mail order services. He was also its president and chief executive officer from 1991 to 1996 and its president and chief operating officer from 1989 to 1991. In September 1996, Best Products Co., Inc., filed for bankruptcy under the federal bankruptcy laws. Prior to joining Best Products, Co., Inc., Mr. Kasen served in various capacities in two divisions of Carter Hawley Hale Stores over a 24-year period, including president and chief executive officer of Emporium, from 1987 to 1989, and Thalhimers, from 1984 to 1987. Mr. Kasen is a member of the board of directors of Markel Corporation, a specialty insurance underwriter, O'Sullivan Industries Holdings, Inc., a manufacturer of ready-to-assemble furniture, The Bibb Co., a manufacturer of home textiles, and The Elder-Beerman Stores Corp., a regional department store chain.

                         DIRECTORS CONTINUING IN OFFICE
                      FOR TERM OF OFFICE EXPIRING IN 1999

JERRY E. GOLDRESS                                            Director since 1996

    Mr. Goldress, 67, has served as Chairman of the Board and Chief Executive Officer of Grisanti, Galef and Goldress, Inc., a corporate turnaround management firm, since 1981. As a corporate turnaround manager, Mr. Goldress provides assistance to businesses in financial difficulty and, as such, has frequently been appointed a director and an executive officer of such businesses. In this capacity, Mr. Goldress has served as president or chief executive officer of numerous manufacturing, distribution and retail organizations. He is a member of the board of directors of Applied Magnetics Corporation, a manufacturer of magnetic heads for computers, and Artisoft, Inc., a manufacturer of computer software.

JOHN H. OFFERMANS                                            Director since 1987

    Mr. Offermans, 69, is a real estate investment consultant engaged in private practice. From 1973 through 1993, Mr. Offermans was an active commercial real estate broker. Prior to that, from 1970 to 1973 Mr. Offermans was president and chief executive officer of Fabri-Tek Educational Systems, Inc., an educational computer manufacturer, and from 1968 to 1970, he was international marketing vice president of Electronic Associates, Inc., a manufacturer of computer systems for the aerospace and other high technology industries.

JOHN B. SIMON                                                Director since 1986

    Mr. Simon, 73, has served as the Managing Partner of SMC Properties, a real estate developer of industrial properties, since 1983. From 1949 through 1977, Mr. Simon was the founder and president of Sunglo Glass Company, a western regional distributor of automotive glass products.

    Under the By-Laws of the Company, nominations for the election of directors may be made by the Board or by any stockholder entitled to vote in the election of directors, provided that no stockholder may nominate a person for election as a director unless written notice of such nomination is presented to the Company at least 90 days prior to the date of the applicable meeting. No such notice has been given with respect to the election of directors. As a result, no other nominees for election as director will be considered at the annual meeting except nominations made by the Board in the event one of the nominees named herein should unexpectedly be unavailable.

                       BOARD OF DIRECTORS AND COMMITTEES

    The Board of Directors held five meetings in 1997. Each director attended at least 75% of the total number of meetings of the Board of Directors and Committees on which he or she served.

    The Board of Directors currently has four standing committees: Audit Committee, Compensation Committee, Executive Committee and Nominating Committee.

    The Audit Committee of the Board of Directors, currently consisting of Ms. Engel, Mr. Hunter (Chairman), and Mr. Offermans, held two meetings in 1997. The functions of the Committee include recommending to the Board the engagement or discharge of independent auditors, directing investigations into matters relating to audit functions, reviewing the plan and results of audit with the auditors, reviewing the Company's internal accounting controls and approving services to be performed by the auditors and related fees.

    The Compensation Committee of the Board of Directors, currently consisting of Mr. Goldress, Mr. Hunter and Mr. Simon (Chairman), held three meetings in 1997. The Committee considers and authorizes remuneration arrangements for senior management, including the granting of options under the Company's stock option plan.

    The Executive Committee of the Board of Directors, currently consisting of Mr. Forester, Mr. Rodstein (Chairman) and Mr. Offermans, held two meetings in 1997, but took actions from time to time by written consent. The Committee is authorized to act on behalf of the Board on all corporate actions for which applicable law does not require participation of the full Board.

    The Nominating Committee of the Board of Directors, consisting of Mr. Forester (Chairman), Mr. Goldress and Mr. Simon, held one meeting in 1997, in addition to informal meetings of Committee members with potential nominees for director from time to time. The Committee recruits and interviews qualified candidates to serve as directors and reports on its findings to the full Board.

                         STOCK PRICE PERFORMANCE GRAPH

    The graph below compares cumulative total return to shareholders, assuming quarterly reinvestment of dividends, of the Company, the Russell 2000 Index and a peer group of companies. The peer group is comprised of Brunswick Corporation, Cannondale Corporation, First Team Sports, Inc., GT Bicycles, Inc., Marker International, Morrow Snowboards, Inc., Rawlings Sporting Goods Company, Inc. and The North Face, Inc. The graph assumes investment of $100 on December 31, 1992 in the Company's Common Stock, the Russell 2000 Index and common stock of the peer group (except for Cannondale, which became a public company in 1994; GT Bicycles which became a public company in 1995; Marker, which became a public company in 1994; Morrow, which became a public company in 1995; Rawlings, which became a public company in 1994; and The North Face, which became a public company in 1996).

                        COMPARATIVE 5-YEAR TOTAL RETURNS
                       K2 INC., RUSSELL 2000, PEER GROUP
                 PERFORMANCE RESULTS THROUGH DECEMBER 31, 1997

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                       Comparative 5-year Total Returns
                      K2 Inc., Russell 2000, Peer Group
               Performance results through December 31,
                                                   1997
                                                    KTO  Russell 2000    Peer Group
1992                                             $100.0        $100.0        $100.0
1993                                              134.7         118.9           0.0
1994                                              145.3         116.8           0.0
1995                                              213.8         150.0           0.0
1996                                              259.9         174.8           0.0
1997                                              221.1         213.7           0.0

                             EXECUTIVE COMPENSATION

    The following table sets forth information concerning annual, long-term and other compensation of the Company's President and Chief Executive Officer and the four most highly compensated executive officers of the Company (together, the "named executive officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                                                     COMPENSATION
                                                              ANNUAL COMPENSATION      AWARDS OF
                    NAME AND                                 ----------------------      STOCK         ALL OTHER
               PRINCIPAL POSITION                   YEAR     SALARY ($)  BONUS ($)    OPTIONS (#)   COMPENSATION ($)
------------------------------------------------  ---------  ----------  ----------  -------------  ----------------
Richard M. Rodstein ............................       1997  $  280,000  $  223,300         35,000         12,500(a)
  President and Chief Executive Officer                1996     260,000     420,000         35,000         12,600(a)
                                                       1995     260,000     415,600       --               12,000(a)

John J. Rangel .................................       1997  $  195,000  $  132,900         20,000          9,500(a)
  Senior Vice President--Finance                       1996     175,000     250,000         20,000          8,400(a)
                                                       1995     175,000     244,200         15,000          6,900(a)

David H. Herzberg ..............................       1997  $  160,000  $  160,000          8,000         10,100(a)
  Vice President & President of Shakespeare            1996     150,000     150,000          8,000         10,300(a)
  Monofilament                                         1995     150,000     140,000          8,000         12,300(a)

J. Wayne Merck .................................       1997  $  155,000  $  125,000          8,000          3,300(a)
  Vice President & President of Shakespeare            1996     (c)         (c)           (c)             (c)
  Composites & Electronics                             1995     (c)         (c)           (c)             (c)

David G. Cook ..................................       1997  $  155,000  $  100,000          8,000          5,100(b)
  Vice President & President of Stearns                1996     145,000     145,000          8,000          6,800(b)
                                                       1995     145,000     145,000          8,000          7,800(b)

------------------------

(a) Dollar value of allocations to the accounts of the named individuals in the Company's Employee Stock Ownership Plan: Mr. Rodstein ($7,700 in 1997, $8,400 in 1996 and $12,000 in 1995), Mr. Rangel ($4,800 in 1997, $5,600 in
    1996 and $6,900 in 1995), Mr. Herzberg ($8,000 in 1997, $9,000 in 1996 and
    $12,300 in 1995), and Mr. Merck ($2,300 in 1997); and Company's matching contribution to the accounts of the named individuals in the Company's 401(k) Retirement Savings Plan, which was adopted in 1996: Mr. Rodstein ($4,800 in 1997 and $4,200 in 1996), Mr. Rangel ($4,700 in 1997 and $2,800
    in 1996), Mr. Herzberg ($2,100 in 1997 and $1,300 in 1996) and Mr. Merck
    ($1,000 in 1997 and $800 in 1996).

(b) Dollar value of allocation to Mr. Cook's account in the Company's Employee Stock Ownership Plan ($3,400 in 1997, $3,700 in 1996 and $4,800 in 1995) and
    the Company's matching contribution to the Stearns 401(k) Payroll Savings and Profit Sharing Plan ($1,700 in 1997, $3,000 in 1996 and $3,000 in 1995).

(c) Mr. Merck became a Vice President of the Company on January 1, 1997.

    The following table summarizes the number of shares and the terms and conditions of stock options granted to the named executive officers in 1997.

                             OPTION GRANTS IN 1997

                                                                                               POTENTIAL REALIZABLE
                                                                                             VALUE AT ASSUMED ANNUAL
                                                      % OF TOTAL                               RATES OF STOCK PRICE
                                                        OPTIONS                              APPRECIATION FOR OPTION
                                                        GRANTED     EXERCISE                         TERM (D)
                                           OPTIONS     EMPLOYEES    PRICE PER   EXPIRATION   ------------------------
                 NAME                    GRANTED (A)  DURING 1997   SHARE (B)    DATE (C)        5%          10%
---------------------------------------  -----------  -----------  -----------  -----------  ----------  ------------
R. M. Rodstein.........................      35,000        15.38%   $  23.500     12/18/07   $  518,175  $  1,307,775
J. J. Rangel...........................      20,000         8.79%   $  23.500     12/18/07   $  296,100  $    747,300
D. H. Herzberg.........................       8,000         3.71%   $  23.500     12/18/07   $  118,440  $    298,920
J.W. Merck.............................       8,000         3.71%   $  23.500     12/18/07   $  118,440  $    298,920
D. G. Cook.............................       8,000         3.71%   $  23.500     12/18/07   $  118,440  $    298,920

------------------------

(a) All options granted to the named individuals in 1997 are exercisable as to 20% after one year from date of grant, an additional 30% after two years and an additional 50% after three years. The option agreements in connection with the options granted to the named individuals contain a provision under which the optionee may borrow money from the Company in connection with the exercise of the options. Each currently outstanding loan bears interest, payable quarterly, at a fixed rate equal to the Applicable Federal Rate, as published by the Internal Revenue Service, for the period during which the loan was made.

(b) The exercise price is the closing price of the Company's common stock on December 18, 1997, the date of grant.

(c) All options granted to the named individuals in 1997 expire on the tenth anniversary of the date of grant, subject to earlier expiration in the event of the officer's termination of employment with the Company.

(d) In order for the named individuals to realize these potential values, the closing price of the Company's common stock on December 18, 2007 would have to be $38.31 and $60.87 per share, respectively.

    The following table summarizes exercises of stock options in 1997 which were previously granted to the President and Chief Executive Officer and the other named executive officers, as well as the number of all unexercised options held by them at the end of 1997, and their value at that date if they were in-the-money.

      AGGREGATED STOCK OPTION EXERCISES IN 1997 AND YEAR-END OPTION VALUES

                                                                            VALUE OF UNEXERCISED IN-THE-MONEY OPTIONS AT
                                                                                              12/31/97
                                                                            ---------------------------------------------
                                                  NUMBER OF UNEXERCISED
                         SHARES                    OPTIONS AT 12/31/97           EXERCISABLE           UNEXERCISABLE
                       ACQUIRED ON     VALUE    --------------------------  ---------------------  ----------------------
        NAME          EXERCISE (A)   REALIZED   EXERCISABLE  UNEXERCISABLE   SHARES     TOTAL $      SHARES      TOTAL $
--------------------  -------------  ---------  -----------  -------------  ---------  ----------  -----------  ---------
R. M. Rodstein......                               105,420        63,000       98,420  $  696,500
J. J. Rangel........                                48,075        43,500       36,575  $  250,800
D. H. Herzberg......                                20,108        18,400       14,508  $   93,400
J. W. Merck.........       10,000    $  74,400       1,000        12,000
D. G. Cook..........                                19,454        18,400       13,854  $   80,500

------------------------

(a) Optionees, in the discretion of the Compensation Committee, may be granted the right to borrow money from the Company in connection with the exercise of options under both the 1994 Incentive Stock Option Plan and the 1988 Incentive Stock Option Plan. At December 31, 1997, the aggregate loans outstanding to executive officers in connection with the exercise of stock options, including the exercises shown above, and the weighted average Applicable Federal Rate at which they bear interest were: Mr. Merck ($43,800, 5.97%).

                                 PENSION PLANS

    The Company maintains several defined benefit pension plans for the benefit of eligible K2 Inc., Shakespeare and Stearns employees. The plans are tax-qualified, Company-funded plans subject to the provisions of ERISA. Contributions to the plans, which are made solely by the Company, are actuarially determined. Benefits under the plans are based on years of service and remuneration.

    The table below illustrates approximate annual benefits under the Pension Plan of K2 Inc. (the "K2 Plan"), based on the indicated assumptions. For 1997, the Internal Revenue Code (the "Code") limits the K2 Plan's covered compensation to $160,000.

                                         APPROXIMATE ANNUAL PENSION UPON RETIREMENT AT AGE 65
                                                         (A) YEARS OF SERVICE
                                         -----------------------------------------------------
         COVERED COMPENSATION               15         20         25         30         35
---------------------------------------  ---------  ---------  ---------  ---------  ---------
$125,000...............................  $  18,750  $  25,000  $  31,250  $  37,500  $  43,750
$150,000...............................     22,500     30,000     27,500     45,000     52,500
$175,000...............................     24,000     32,000     40,000     48,000     56,000

------------------------

(a) An individual retiring at age 65 earns his maximum pension (as a percentage of covered compensation) at 35 years of service.

    The K2 Plan defines remuneration on which annual benefits are based as the average of the participant's highest five consecutive years' earnings. Earnings include salary, wages, overtime pay, commissions, bonuses, and similar forms of incentive compensation actually paid during the year not exceeding certain amounts for sales personnel and subject to the $160,000 Code Limit in 1997 for all personnel.

    Compensation for 1997 that would be included in the calculation of covered compensation and credited years of service at December 31, 1997 is shown below for the individuals named in the Summary Compensation Table who are participants in the plan.

                                                                          COVERED       YEARS OF
                                NAME                                   COMPENSATION      SERVICE
---------------------------------------------------------------------  -------------  -------------
Richard M. Rodstein..................................................   $   160,000            14
John J. Rangel.......................................................       160,000            13

    The Salaried Employees' Pension Plan of Shakespeare Company (the "Shakespeare Plan") defines remuneration upon which annual benefits are based as the average of the employee's highest five consecutive years' earnings. Earnings include the employee's regular basic monthly earnings excluding commissions, bonuses, maintenance, overtime and other extra compensation, not exceeding certain amounts for field sales personnel and subject to the $160,000 Code Limit in 1997 for all personnel.

    The table below illustrates approximate annual benefits under the Shakespeare pension plan based on the indicated assumptions.

                                                         APPROXIMATE ANNUAL PENSION UPON
                                                             RETIREMENT AT AGE 65 (A)
                                                    ------------------------------------------
                                                                 YEARS OF SERVICE
                                                    ------------------------------------------
               COVERED COMPENSATION                    15         20         25         45
--------------------------------------------------  ---------  ---------  ---------  ---------
$125,000..........................................  $  26,300  $  43,800  $  61,300  $  75,000
$150,000..........................................     31,500     52,500     73,500     90,000
$175,000..........................................     33,600     56,500     78,400     96,000

------------------------

(a) An individual retiring at age 65 earns his maximum pension (as a percentage of covered compensation) after approximately 43 years of service.

    Compensation for 1997 that would be included in the calculation of covered compensation and credited years of service at December 31, 1997 is shown below for the individuals named in the Summary Compensation Table who are participants in the Shakespeare Plan.

                                                                          COVERED       YEARS OF
                                NAME                                   COMPENSATION      SERVICE
---------------------------------------------------------------------  -------------  -------------
David H. Herzberg....................................................   $   160,000            18
J.Wayne Merck........................................................   $   160,000             7

    The Stearns Manufacturing Company Salaried, Administrative and Clerical Employees' Pension Plan (the "Stearns Plan") defines remuneration on which annual benefits are based as the average of the participant's highest 60 months' compensation. Compensation includes salary, wages, overtime pay, bonuses, and commissions, subject to the $160,000 Code limit for 1997. The 1997 covered compensation of Mr. Cook, the only individual named in the Summary Compensation Table who participates in the Stearns Plan, was $160,000, and he had 18 years of service as of December 31, 1997.

    The table below illustrates approximate annual benefits under the Stearns Plan based on the indicated assumptions.

                                                         APPROXIMATE ANNUAL PENSION UPON
                                                             RETIREMENT AT AGE 65 (A)
                                                    ------------------------------------------
                                                                 YEARS OF SERVICE
                                                    ------------------------------------------
               COVERED COMPENSATION                    15         20         25         30
--------------------------------------------------  ---------  ---------  ---------  ---------
$125,000..........................................  $  26,100  $  34,800  $  43,500  $  52,250
$150,000..........................................     33,000     44,000     55,000     66,000
$175,000..........................................     35,800     47,700     59,600     71,500

------------------------

(a) An individual retiring at age 65 earns his maximum pension (as a percentage of covered compensation) at 30 years of service.

                            DIRECTORS' COMPENSATION

    In 1997 directors who were not salaried officers of the Company were paid $1,500 per calendar quarter for their services as directors, $1,000 per calendar quarter for each committee position held by them and $1,000 per meeting day for each meeting of the Board of Directors and of any committee which they attended. They were also reimbursed for out-of-pocket expenses. Directors may elect to defer the receipt of fees. Interest on deferred fees is accrued quarterly based on the average interest rate earned by the Company in the preceding quarter on its short-term commercial paper. Under the Company's Directors' Medical Expense Reimbursement Plan, non-employee directors are reimbursed at the rate of 185% for up to $10,000 of medical and dental expenses not covered under other health insurance plans. For 1997 an aggregate of $129,900 was paid under such plan.

    Under the 1994 Incentive Stock Option Plan, Eligible Directors receive an initial grant of 1,000 Nonqualified Stock Options (NQOs) on the first Grant Date after their election and annual grants thereafter of 500 NQOs. All grants to Eligible Directors are at fair market value on date of grant and are exercisable as to 20% after one year from date of grant, an additional 30% after two years and an additional 50% after three years, all exercisable amounts being cumulative. In 1997 initial grants of 1,000 NQOs each were made to Susan E. Engel and Jerry G. Goldress and grants of 500 NQOs each were made to Bernard I. Forester, Abraham L. Gray, Hugh V. Hunter, John H. Offermans and John B. Simon. Each grant was at a grant price of $29.88 per share, the closing price on the January 2, 1997 grant date, and each was for a ten-year term.

    The Company maintains a Non-Employee Directors' Benefit Plan, payable out of the general funds of the Company, under which a non-employee director who is vested (at least ten years of service as a director) is entitled to receive, in general, an annual retirement benefit during the period commencing upon the later of age 55 and the date the director retires from the Board of Directors (the "Commencement Date") and ending upon the earlier of the director's death or the number of years equal to the director's years of service as a non-employee director. Under the Plan, the annual retirement benefit is the product of (i) the director's average annual fees (based on the three-year period immediately preceding retirement from the Board of Directors) and (ii) the sum of .55 plus an additional .05 for each full year of service in excess of 11 years of service and up to 20 years. A director may make an irrevocable election so that, in lieu of the retirement benefit described above, the director's beneficiary would instead receive, on the director's postretirement death, the discounted value of such benefit. In the event of a change in control, as defined in the Plan, a vested director would receive on retirement an actuarially reduced lump sum payment in lieu of instalment payments. Under the terms of a retirement agreement between Mr. Forester and the Company, Mr. Forester has waived any right to a retirement benefit under this Plan.

    Mr. Forester receives benefits under a retirement agreement with the Company that provides that he will act as a consultant to the Company for a period ending December 31, 1998. For his consulting services, Mr. Forester received cash compensation in the amount of $200,000 in 1997, as well as certain other noncash benefits provided under the agreement. In addition, Mr. Forester receives supplemental retirement benefits of approximately $319,300 each year during his lifetime, and his survivor will receive a monthly death benefit equal to the retirement benefit for a period of five years after his death. The supplemental retirement benefit and death benefit are funded through a trust that has Wells Fargo Bank as its trustee. The retirement agreement also provides for the continuation of a pre-existing, split-dollar life insurance policy on Mr. Forester's life. For 1997, the dollar value to Mr. Forester of the premiums paid by the Company on this policy was $18,800.

                         COMPENSATION COMMITTEE REPORT

COMPENSATION OBJECTIVES AND PRACTICES

    K2's executive compensation program is designed to help the Company attract, motivate and appropriately reward management who are responsible for K2's short-term and long-term profitability, growth and return to shareholders.

    The key elements of the program consist of base salary, annual performance-based cash awards and long-term incentive awards. Base salaries are initially established by evaluating the responsibilities of the position, the experience of the individual and the salaries for comparable positions in the marketplace based on consultant surveys. Depending on the overall financial performance of the Company, salaries are adjusted from time to time to reflect increased responsibilities of the executive, to keep pace with competitive practices and to reflect the performance of individual executives. The amount of the annual performance-based cash awards available for allocation are based on the excess earnings after the Company first achieves a specified return on average shareholders' equity. The available awards are then allocated utilizing performance criteria designed to create value for the Company and its shareholders. The individuals' performances are subjectively evaluated against their criteria. The program has been designed to place a significant amount of compensation at risk by first setting annual base salaries at levels generally near the 50th percentile of the marketplace for similar positions based on the survey data obtained. The annual incentive award is then utilized to bring total annual cash compensation (base salary plus annual incentive award) above the average for comparable positions at similar-sized companies when targeted superior performance levels are achieved. Stock incentives are provided to reward management for taking actions that will contribute to the Company's long-term growth and success, and to link their interests to those of K2's shareholders.

COMPENSATION FOR THE NAMED EXECUTIVE OFFICERS

    BASE SALARY. After maintaining key executive base salaries constant in 1996, the Committee increased salaries of the named executive officers for 1997 by varying amounts, which averaged 8%, based on survey results. After these adjustments, the total base salaries of the named executive officers as a group remained near the 50th percentile, according to survey data. For 1997, Mr. Rodstein's base salary was increased 8% to $280,000, which was below the 50th percentile, according to survey data.

    ANNUAL CASH INCENTIVE. The executives of the Company are eligible for participation under the Executive Officers' Incentive Compensation Plan ("Corporate Plan"). For 1997, the "Executive Officers" who participated in the Corporate Plan included the Chief Executive Officer, the Senior Vice President-- Finance, the Vice President and Director of Taxes, three other corporate vice presidents, the Corporate Secretary and the Director of Business Development. Pursuant to the Corporate Plan, the formula provided for an incentive compensation bonus pool based on a percentage of incentive compensation income in excess of a required return on average shareholders' equity. Performance criteria were also adopted for the Corporate Plan participants to assist the Committee in determining the allocation of the bonus pool.

    In determining the Chief Executive Officer's incentive compensation award for 1997, the Committee considered the Company's performance for the year in terms of meeting sales and earnings targets, stock price performance, innovating new products, generating sales from new products and implementing the Company's quality and process improvement program. The Committee noted that the Company did not meet its sales and earnings targets for 1997 (although actual earnings were the second best in the Company's history) and that its stock price declined nearly 16.5% for 1997 (which compares with a return of 11% for its peer group--see Stock Price Performance Graph on page 5). The Committee, on the other hand, noted that several recent product introductions allowed the Company to extend its major brands into new categories, and that sales of new products in its sporting goods and other recreational products segment accounted for more than 20% of the segment's total. The Committee further noted that several key process improvement measures demonstrated improved trends. Taking all of these factors into consideration, an award of $223,300 was granted to the Chief Executive Officer, which represents a decline of 47% from the $420,000 awarded a year ago. The remaining named executive officers were also evaluated against performance criteria and key objectives previously established under the divisional or Corporate Plan, as appropriate, and awards totaling $517,900 were granted to them. The 1997 awards represent a decline of 28% from the prior year for those named executives who received awards in both years.

    LONG-TERM STOCK INCENTIVE. For 1997, the Committee awarded long-term incentives to key executives in the form of stock options having an exercise price equal to the market price of the Company's stock on the date of grant and vesting over three years. By utilizing such pricing and vesting, the Committee intended that the full benefit would be realized only if stock price appreciation occurs and if the key employee does not leave the Company during that period.

    In determining the number of options awarded to executive officers, the Committee considered information provided by the Company's independent compensation consultants, which included, among other things, market studies of annual stock option grants as a percentage of shares outstanding. The Committee's awards this year once again addressed management's concern regarding the need to remain competitive in retaining and attracting executive talent by granting stock options to a broader group of employees. The Committee believes that equity interests held by management more closely align the interests of shareholders and management. Against that background, in 1997 Mr. Rodstein was granted options for 35,000 shares, and the other named executive officers were granted options ranging from 20,000 to 8,000 shares.

                                          John B. Simon, Chairman
                                          Jerry E. Goldress
                                          Hugh V. Hunter

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Messrs. Goldress, Hunter, and Simon served on the Compensation Committee of the Company during the year 1997. No member of the Committee was, during the year 1997, either an officer or employee or a former officer or employee of the Company or any of its subsidiaries, nor did any member have any relationship with the Company which would be required to be disclosed.

                  STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    Set forth below is the name, address and number of shares of Common Stock beneficially owned as of March 31, 1998 by each person known to the Company to own 5% or more of the outstanding shares of Common Stock.

                                                                                            SHARES OF     PERCENT OF
                                      SHAREHOLDER                                          COMMON STOCK      CLASS
----------------------------------------------------------------------------------------  --------------  -----------
Trust under Company's Employee Stock Ownership Plan ....................................      2,009,374(a)       12.2
  4900 South Eastern Avenue
  Los Angeles, CA 90040

Franklin Resources, Inc. ...............................................................      1,359,432(b)        8.2
  777 Mariners Island Boulevard
  San Mateo, CA 94404

The Anthony Family Trust ...............................................................      1,001,249(c)        6.1
  65 Park Lane Concord, MA 01742

------------------------

(a) Includes shares allocated to the accounts of participants in the ESOP, the voting of which is directed by such participants. Until shares are allocated to the accounts of participants in the ESOP, the terms of the Trust require the Trustee to vote those shares in the same proportion as the allocated shares are voted.

(b) Based on the most recently filed Form 13G of Franklin Resources, Inc. dated January 30, 1998.

(c) Based on the most recently filed Form 13D of The Anthony Family Trust dated May 22, 1996.

              STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

                                                                       SHARES OF COMMON STOCK
                                                                        BENEFICIALLY OWNED ON
                                NAME                                     MARCH 31, 1998 (A)     PERCENT OF CLASS (B)
---------------------------------------------------------------------  -----------------------  ---------------------
Directors and Nominees for Director
  Susan E. Engel.....................................................                700                  *
  Bernard I. Forester................................................            407,898(d)                 2.5
  Jerry E. Goldress..................................................              1,700                  *
  Abraham L. Gray....................................................            623,433                    3.8
  Richard J. Heckmann................................................              5,000                  *
  Hugh V. Hunter.....................................................            148,320                     .9
  Stewart M. Kasen...................................................              1,500                  *
  John H. Offermans..................................................              2,107                  *
  Richard M. Rodstein................................................            247,927                    1.5
  John B. Simon......................................................             13,429                     .1
Executive Officers (c)
  John J. Rangel.....................................................             98,882                     .6
  David H. Herzberg..................................................             60,850                     .4
  J. Wayne Merck.....................................................              9,090                     .1
  David G. Cook......................................................             61,785                     .4
All Directors and Executive Officers as a group (21).................          1,881,316                   11.2

------------------------

(a) Includes the following shares subject to options exercisable within 60 days of the date of this Proxy Statement: Susan E. Engel-200 shares; Bernard I. Forester-600 shares; Jerry E. Goldress-200 shares; Abraham L. Gray-1,900 shares; Hugh V. Hunter-1,900 shares; John H. Offermans-1,900 shares; Richard
    M. Rodstein-105,420 shares; John B. Simon-1,900 shares; John J. Rangel-48,075 shares; David H. Herzberg-20,108 shares; J. Wayne Merck-1,000 shares; David G. Cook-19,454 shares; and all directors and officers as a group-283,839 shares. With the exception of the shares referred to in the preceding sentence and the shares allocated to the accounts of Mr. Rodstein (13,338 shares), Mr. Rangel (6,892 shares), Mr. Herzberg (13,644 shares), Mr. Merck (1,090 shares), Mr. Cook (2,687 shares), and all directors and officers as a group (72,698 shares), under the Company's ESOP, each of the named persons has sole voting and investment power with respect to the shares beneficially owned by him.

(b) The shares subject to options described in note (a) for each individual were deemed to be outstanding for purposes of calculating the percentage owned by such individual.

(c) Executive officers named in the Summary Compensation Table (other than Mr. Rodstein, whose securities holdings are listed above).

(d) Includes 3,469 shares held by the Bernard & Venessa Forester Foundation, over which Mr. Forester exercises voting and investment power as an officer of the Foundation.

*   Less than .1%.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers to file initial reports of ownership and reports of changes of ownership of the Company's Common Stock with the Securities and Exchange Commission. Executive officers and directors are required to furnish the Company with copies of all Section 16(a) forms that they file. Based upon a review of these filings and written representations from certain of the Company's directors and executive officers that no other reports were required, all such Forms were filed on a timely basis by reporting persons.

                       EMPLOYMENT OF INDEPENDENT AUDITORS

    Upon the recommendation of the Audit Committee, the Board of Directors has chosen the firm of Ernst & Young LLP as independent auditors to examine the consolidated financial statements of the Company for the year 1998. A representative of Ernst & Young LLP is expected to be present at the annual meeting with the opportunity to make a statement, if he so desires, and to be available to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

    Any proposal by a shareholder intended to be presented at the Company's 1999 annual meeting of shareholders must be received by the Company no later than December 4, 1998 for inclusion in the proxy statement and form of proxy for that meeting.

                                 OTHER MATTERS

    The Board of Directors knows of no other business to be presented at the meeting. If other matters do properly come before the meeting, the persons acting pursuant to the proxy will vote on them in their discretion. A copy of the 1997 Annual Report to shareholders is being mailed with this Proxy Statement.

    UPON THE WRITTEN REQUEST OF ANY SHAREHOLDER OF RECORD AS OF MARCH 31, 1998, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997 (EXCLUDING EXHIBITS) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE SUPPLIED WITHOUT CHARGE. REQUESTS SHOULD BE DIRECTED TO THE SECRETARY OF K2 INC., 4900 SOUTH EASTERN AVENUE, LOS ANGELES, CALIFORNIA 90040.

                                          /s/ Richard Rodstein

                                          RICHARD M. RODSTEIN
                                          PRESIDENT AND
                                          CHIEF EXECUTIVE OFFICER

LOS ANGELES, CALIFORNIA
APRIL 3, 1998

PROXY      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS     PROXY

    RICHARD M. RODSTEIN, BERNARD I. FORESTER and SUSAN E. McCONNELL, and each of them, with full power of substitution, are hereby authorized to represent and to vote the stock of the undersigned in K2 INC. at the Annual Meeting of Shareholders to be held on May 7, 1998 and at any adjournment thereof as set forth below:

1.  ELECTION OF DIRECTORS

FOR all nominees listed at right  / /               SUSAN E. ENGEL
(EXCEPT AS MARKED TO THE                            WILFORD D. GODBOLD, JR.
CONTRARY BELOW)                                     RICHARD M. RODSTEIN

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

--------------------------------------------------------------------------------

WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED ABOVE / /

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

2. PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP as independent auditors for 1998.

                  / /  FOR      / /  AGAINST      / /  ABSTAIN

3. Upon or in connection with the transaction of such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED AND, UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2.

                                              Date _______________________, 1998

                                              __________________________________
                                                          Signature

                                              __________________________________
                                                  Signature if held jointly

                                              Please sign exactly as name
                                              appears at left. When shares are
                                              held by joint tenants, both should
                                              sign. When signing as attorney,
                                              executor, administrator, trustee
                                              or guardian, please give full
                                              title as such. If a corporation,
                                              please sign in full corporate name
                                              by President or other authorized
                                              officer. If a partnership, please
                                              sign in partnership name by
                                              authorized person.

           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

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